Exhibit 99.1
PRESS RELEASE

Investor and Media Contacts:	Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications IntercontinentalExchange 770-857-4726 kelly.loeffler@theice.com	Ellen G. Resnick Crystal Clear Communications 773-929-9292 (o); 312-399-9295 (c) eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations IntercontinentalExchange 770-857-0340 sarah.stashak@theice.com	Annette Bronkesh Bronkesh Associates 973-778-8648 annettec@att.net
IntercontinentalExchange Announces Acquisition of Creditex Group Inc.
**Transaction Brings Together Innovators in OTC Products and Services **
**Ground-breaking Combination Best Positioned to Address Calls for Enhanced CDS
Processing Scale and Services**
**Investor Call and Presentation Scheduled for 9 A.M. ET**
ATLANTA, GA (June 3, 2008) — IntercontinentalExchange (NYSE: ICE), a leading operator of global derivatives exchanges and over-the-counter (OTC) markets, today announced that it has entered into a definitive merger agreement to acquire Creditex Group Inc. (Creditex), a credit market leader and innovator in the execution and processing of credit default swaps (CDS) with markets spanning the U.S., Europe and Asia. Creditex is a leader in the most liquid segments of the CDS market including CDS indexes, single-names and standardized tranches.
The transaction consideration will total $625 million comprising approximately $565 million in ICE common stock and $60 million in cash, as well as a working capital adjustment to be finalized at closing. Approximately $50 million of the cash component is intended to provide some liquidity to employees that hold Creditex stock, and the remaining cash will be provided to unaccredited Creditex shareholders in lieu of shares of ICE common stock. Upon the closing of the transaction, expected during late third quarter 2008, Creditex Group will be a wholly-owned subsidiary of ICE, operating under the Creditex name.
“We are pleased to announce this exciting strategic combination and for the opportunity to serve the interdealer CDS market by joining with an established market leader,” said ICE’s Chairman and CEO Jeffrey C. Sprecher. “We believe that together, we can meet the demand for enhanced operational and risk management tools required by dealers and their clients today. The credit derivatives sector is one of the largest segments of the OTC market, and we expect that the highly regarded team at Creditex will continue to lead with innovative solutions to ensure that liquidity and risk management tools evolve with these markets.”
“We are very excited about this transaction and look forward to the opportunities ahead in strengthening our position as a leader in CDS by partnering with ICE,” said Creditex’s Chairman and CEO Sunil Hirani. “Our companies have common origins in supporting dealers by providing the key infrastructure required to grow their businesses. ICE clearly represents the best fit in terms of innovation, global relationships and a culture of growth, as well as having the complementary ability to meet the execution and processing needs of our dealer clients in the fast-growing CDS markets. Creditex’s products and services, together with ICE’s management team, range of OTC expertise, and post-trade infrastructure, will enhance our CDS offering to best meet the needs of our clients in this expanding marketplace.”
The transaction is expected to be accretive in 12 to 18 months from closing. Based on recent results and expected synergies, the transaction would yield $9 million to $14 million in total pretax synergies in 2009, comprising incremental revenues and expenses.
In addition to accretion and synergies, the transaction benefits are expected to include:
•	Revenue growth and diversification: ICE will offer OTC execution services to the $60 trillion market for credit derivatives, which is one of the largest and fastest growing OTC markets today. As a leading CDS execution platform, Creditex employs a hybrid model that combines a leading brokerage team with a liquid electronic CDS platform. ICE will benefit from Creditex’s strong revenue growth as well as from the diversification of ICE revenues into the CDS markets.
•	Expansion into new OTC markets: ICE sees significant additional opportunities for expansion of Creditex’s successful OTC trading model to other interdealer OTC markets beyond credit derivatives. Creditex’s technology platform already supports a range of OTC asset classes and its proprietary block-trading technology can be applied to other markets where dealers require efficient, anonymous execution in large notional amounts.
•	Addresses calls for improved OTC infrastructure: This combination positions the company to help address recent calls by the Operations Management Group (OMG), the President’s Working Group, U.S. Treasury Secretary Henry Paulson and industry participants for improvements in the operational infrastructure of the OTC markets. In the credit derivatives space, ICE’s significant post-trade assets will provide additional resources to expand the already widely adopted T-Zero platform. The transaction combines expertise from both T-Zero and ICE’s successful eConfirm energy processing platform, positioning ICE to provide the robust, cross-asset class processing services needed for market scalability.
•	Revenue and expense synergies: The acquisition is expected to facilitate continued growth in the popular CDS products, combine two significant post-trade service offerings and leverage Creditex’s expertise in successful product development for the CDS market. The companies have identified expense synergies in a number of operational areas and expect incremental revenue synergies through new product and services offerings.
Agreement Terms and Company Structure
Under terms of the merger agreement, Creditex will become a wholly-owned subsidiary of ICE. ICE has invited senior Creditex management to continue with the combined company. ICE expects to finance the cash portion of the merger consideration with cash on hand. The number of shares of ICE common stock expected to be issued pursuant to the merger agreement will represent approximately 6% of the issued and outstanding share capital of ICE following the consummation of the merger. ICE has agreed to file a registration statement to allow non-employee stockholders to resell the shares of ICE common stock they receive in the merger.

The transaction is subject to the receipt of required government approvals, including the expiration of the applicable Hart-Scott-Rodino waiting period, the receipt of U.K. Financial Services Authority (FSA) approval and other regulatory approvals. Evercore Group L.L.C. was the exclusive financial advisor and Goodwin Procter LLP served as the legal advisor to Creditex. Morgan Stanley advised ICE on the transaction and Sullivan & Cromwell LLP served as the legal advisor to ICE.
Creditex operates a hybrid model of voice and electronic execution, and was the first to successfully launch electronic trading for CDS in 2004. Creditex has maintained its leadership position in electronic trading and successfully launched several anonymous electronic execution products, such as VolumeClearing™, in North America, Europe and Asia. Creditex also acts as official co-administrator of cash settlement auctions sponsored by the International Swaps and Derivatives Association (ISDA), which are used to settle CDS contracts in connection with defaults. In addition to its core execution business, Creditex has two operating subsidiaries, T-Zero and Q-WIXX, which provide electronic processing and execution services in the CDS space.
T-Zero is the most widely adopted electronic affirmation platform for credit derivatives, with support from 17 dealers, 10 prime brokers and 196 buy-side participants. It offers two core products: straight-through-processing (STP) services for the interdealer market and trade affirmation services for the dealer-client market. T-Zero’s affirmation platform includes its innovative GoldSync+™ and Novations+™ functionality, which are designed to meet industry targets set by the OMG and are compatible with the Depository Trust Clearing Corporation’s confirmations platform. The OMG comprises ISDA members, dealers and buy-side participants, with the goal of finding solutions for addressing CDS processing issues.
Q-WIXX is an electronic dealer-client list execution platform, with support from 11 major credit derivative dealers and several of the world’s largest hedge funds. The innovative platform was recently launched in partnership with major dealers to provide electronic OTC execution of large single-name CDS lists, a process that is typically time-consuming and prone to significant operational risk using traditional execution methods.
There will be an analyst and investor conference call conducted by management teams of both ICE and Creditex to discuss the transaction, today at 9:00 a.m. ET that will conclude no later than market open. A live audio Webcast of the call with accompanying presentation slides will be available on the Investor Relations section of ICE’s website at http://ir.theice.com/events.cfm. A call-in number is also available: Domestic 866-362-4666, International 617-597-5313; Passcode 12463282. A replay of the call will also be available starting at 11:00 a.m.: Domestic 866-286-8010, International 617-801-6888; Passcode 80190215.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of global exchanges and over-the-counter (OTC) markets. ICE offers futures and OTC markets on a single trading platform, including markets for crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities and financial products such as canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp, sugar, foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, and offers clearing services through ICE Clear U.S.TM and ICE Clear CanadaTM. ICE’s state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE is included in the Russell 1000® Index and the S&P 500 Index. Headquartered in Atlanta, ICE

has offices in Calgary, Chicago, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business and the combination with Creditex Group that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The following factors, among others, could cause actual results to differ from those as set forth in the forward-looking statements: the ability to obtain governmental approvals and rulings on or regarding the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; regulatory changes or new interpretations of existing regulations could negatively impact the business, social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 13, 2008.